Exhibit 21.1
Subsidiaries of El Paso Pipeline Partners, L.P.
El Paso Pipeline Partners Operating Company, L.L.C.
Wyoming Interstate Company, Ltd.
WIC Holdings Company, L.L.C.
EPPP SNG GP Holdings, L.L.C.
EPPP CIG GP Holdings, L.L.C.